Exhibit 10(xxix)

NORTHERN TRUST CORPORATION SEVERANCE PLAN

(As Amended and Restated effective January 1, 2008)

The Northern Trust Corporation Severance Plan was adopted on April 30, 2002, effective as of March 1, 2002, and has been amended on several occasions since that date. Northern Trust Corporation now hereby further amends and restates the Northern Trust Corporation Severance Plan generally effective January 1, 2008 (with such other effective dates as are noted herein), as a result of various changes in applicable law, including, the American Jobs Creation Act of 2004, and to make certain other changes.

ARTICLE I

Purpose

The purpose of the Northern Trust Corporation Severance Plan (“Plan”) is to provide severance payments to certain Employees in the event their employment is terminated by their Employer in specified circumstances such as job eliminations, reductions in force and similar situations described in this Plan.

ARTICLE II

Definitions

2.1	“Administrator” means the Corporation or such person(s) or committee(s) designated by the Corporation. The Administrator shall be the “plan administrator” and the “named fiduciary” of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.2	“Base Pay” means: (i) (A) for a salaried Employee, that Employee’s weekly base salary as determined from the personnel records of an Employer at Termination and (B) for an Employee who is paid on an hourly basis, that Employee’s hourly rate of pay multiplied by the number of hours the Employee is schedule to work during a week, as determined from the personnel records of the Employer at Termination, plus (ii) for any Employee, that Employee’s scheduled weekly shift differential, if any, as determined from the personnel records of the Employer at Termination. In all instances, Base Pay excludes overtime, commissions, bonuses, reimbursements, pay for time worked in excess of hours scheduled and all other forms of compensation.

2.3	“Committee” means the Employee Benefit Administrative Committee of the Company, as constituted from time to time.

2.4	“Company” means The Northern Trust Company, an Illinois state bank, and its successors and assigns.

2.5	“Corporation” means Northern Trust Corporation, a Delaware corporation, and its successors and assigns.

2.6	“Eligible Employee” means an Employee who is determined by the Administrator to be entitled to Severance Benefits under the Plan, subject to Section 4.4.

2.7	“Employee” means an individual employed in the service of an Employer as a regular full-time or part-time common-law employee (i) on the active payroll; (ii) on a leave of absence with a reemployment guarantee; or (iii) receiving disability benefits. An Employee does not include individuals in jobs classified by an Employer as “temporary” or “limited post” positions or any other individual in the temporary employ of an Employer. No individual will be considered an Employee nor will such individual be otherwise eligible to receive benefits under the Plan during any period in which such individual is providing services to an Employer under a contract, arrangement, or understanding with such individual, or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of an Employer rather than an independent contractor or an employee of such agency or leasing organization.

2.8	“Employer” means the Corporation and its U.S. affiliates, including the Company. The term “affiliate” means any corporation which is a member of the same controlled group of corporations as the Corporation under section 1563(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or an unincorporated trade or business under Section 414(c) of the Code.

2.9	“Severance Benefits” means the benefits described in the Severance Schedule to the Plan to which an Eligible Employee may be entitled under the provisions of the Plan.

2.10	“Termination” means, for purposes of determining entitlement to Severance Benefits under the Plan, a complete severance of an Employee’s employment relationship with Employer. “Termination” does not include situations involving (i) temporary absence, such as a Family and Medical Leave Act (“FMLA”) leave or a temporary layoff, in which an Employee retains any entitlement to reinstatement; (ii) the total or partial sale or transfer of ownership of an Employer or a business unit of an Employer (stock or asset sale) if the Employee is offered employment with the purchasing or new entity as part of or at the time of the sale or transfer; (iii) the outsourcing of Employer work to a non-Employer if the Employee is offered employment with such non-Employer as part of or at the time of the outsourcing; or (iv) the elimination of the position or job of an Employee if the Employee is offered comparable employment with an Employer (as determined by the Employer in the Employer’s sole discretion) in a position which does not require relocation to a non-commutable distance.

2.11

“Termination Based on Employer Action” means any involuntary Termination of an Eligible Employee at the request of an Employer due to: (i) the elimination of such Employee’s job, (ii) a reduction in force, (iii) the outsourcing of Employer work to a non-Employer, (iv) the consolidation of positions or functions, (v) the relocation of work to a non-commutable distance as provided in an Employer’s policies and practices, or (vi) the sale or transfer of all or part of the stock or assets of an Employer or a business unit of Employer; provided, however, that a Termination Based on Employer Action, shall not be considered to have occurred if the Employee is offered (A) comparable employment with an Employer (as determined by the Employer in the Employer’s sole discretion) in a position which does not require relocation to a non-commutable distance, or (B) employment with a purchaser, transferee or outsourcing non-Employer or an affiliate of a purchaser, transferee, or outsourcing non-Employer, regardless of whether the Employee elects to accept any such offer.

2.12	“Termination for Unacceptable Performance” means the Termination of an Employee for reasons related to his or her performance of job duties and responsibilities, which performance is considered unacceptable to an Employer.

2.13	“Termination for Cause” means the Termination of an Employee for engaging in conduct which violates an Employer’s policies and/or is harmful to an Employer, including but not limited to excessive unauthorized absenteeism or tardiness, abuse of controlled substances and/or alcohol, reporting to work under the influence of controlled substances and/or alcohol, gambling, possession of firearms on Employer property, theft or unauthorized use of Employer property, conduct which creates a conflict of interest, unauthorized use of insider information and offering or accepting bribes, and all other misconduct, as determined by an Employer.

2.14	“Voluntary Termination” means an Employee’s voluntary Termination of his or her employment.

2.15	“Year of Service” means a 12-consecutive month period beginning on the Employee’s hire date with an Employer and on each anniversary thereof during which he or she continues to be an Employee.

ARTICLE III

Eligibility for Severance Benefits

3.1	Termination Based on Employer Action. Subject to Section 4.4, an Employee whose Termination of employment is a Termination Based on Employer Action, as defined in Section 2.13, will be considered an Eligible Employee and entitled to Severance Benefits.

3.2	Ineligible Employees. An Employee whose Termination of employment is for any reason other than a Termination Based on Employer Action, including but not limited to Termination for Cause, Termination for Unacceptable Performance, or Voluntary Termination, shall not be entitled to Severance Benefits under this Plan.

3.3

Employees on Leave or Receiving Disability Benefits. (i) (A) Except as otherwise required by applicable law, no Eligible Employee may apply for or commence any leave of absence after the beginning of such Eligible Employee’s Notification Period described in Section 4.2, even if such leave was previously approved before such Notification Period. (B) If an Eligible Employee commences an authorized leave of absence during the Notification Period pursuant to applicable law as described in Section 3.3(i)(A) or if an Eligible Employee has commenced an authorized leave of absence under an Employer’s leave policies before such Eligible Employee’s Notification Period, such Eligible Employee may remain on such leave until the earlier of the authorized end of the leave or the end of such Notification Period. At the end of such Notification Period, such Eligible Employee’s employment will be terminated, and such Eligible Employee will be entitled to Severance Benefits, subject to Section 4.4.

(ii) If, before or during the Eligible Employee’s Notification Period described in Section 4.2, an Eligible Employee begins receiving benefits under an Employer’s short-term disability plan, the Eligible Employee will continue to receive such disability benefits through the end of the certification period under such short-term disability plan. At the end of the certification period, such Eligible Employee’s employment will be terminated, and such Eligible Employee will be entitled to Severance Benefits, subject to Section 4.4 and subsection (iii) of this Section 3.3.

(iii) If, before or during the Eligible Employee’s Notification Period (or immediately following an Eligible Employee’s receipt of short-term disability benefits pursuant to subsection (ii) of this Section 3.3), an Eligible Employee begins receiving benefits under an Employer’s long-term disability plan, such Eligible Employee will continue to receive such disability benefits in accordance with such long-term disability plan. If such an Eligible Employee is able to return to active employment within six (6) months from such Eligible Employee’s first day of absence due to disability, such Eligible Employee’s employment will be terminated, and such Eligible Employee will be entitled to Severance Benefits, subject to Section 4.4. However, if such an Eligible Employee is absent from employment due to disability for more than six (6) months, such Eligible Employee will no longer be entitled to any Severance Benefits regardless of the reasons for or timing of such Employee’s Termination of employment.

(iv) Anything in the Plan to the contrary notwithstanding, an Eligible Employee who, during his or her Notification Period, is on an authorized, unpaid personal leave with a medical condition pursuant to his or her Employer’s leave policies, shall be treated for purposes of this Plan as if he or she were receiving benefits under such Employer’s short-term disability plan. Such an Eligible Employee’s employment termination and eligibility for Severance Benefits shall be determined under Section 3.3(ii) of this Plan.

ARTICLE IV

Severance Benefits

4.1	Severance Benefits. An Eligible Employee shall be entitled to severance benefit payments in accordance with the Severance Schedule attached hereto. In addition, an Eligible Employee shall be entitled to certain welfare benefits and enhanced retirement benefits in accordance with the Severance Schedule. Welfare benefits and enhanced retirement benefits shall only be provided pursuant to the Plan in accordance with the provisions of the applicable welfare and retirement plans sponsored by an Employer.

4.2	Payment. An Eligible Employee will receive Severance Benefits in the form of a lump sum cash payment to be made as soon as practicable following Termination Based on Employer Action. All payments will be made from an Employer’s general assets. Severance Benefits will commence upon the Eligible Employee’s Termination Based on Employer Action following a notification period of no less than sixty (60) days (the “Notification Period”). At the Employer’s sole discretion, an Eligible Employee may or may not be required to report to his or her usual work location and to continue to perform his or her regular duties during the Notification Period. Payment of Severance Benefits is conditioned upon the execution of a release in accordance with the provisions of Section 4.4.

4.3	Withholding. An Employer shall withhold from any Severance Benefits paid hereunder all federal and state income, FICA and other employment taxes, and any other amounts required or permitted to be withheld under any agreement with the Eligible Employee, applicable law or other employee benefit plans of an Employer.

4.4

Payments Conditioned on Release. Except as otherwise provided in this Section 4.4, eligibility for the receipt of any and all Severance Benefits under the Plan is expressly conditioned upon the execution by an Eligible Employee of a comprehensive settlement agreement, waiver and release (“Release”), in a form and manner to be determined in the sole discretion of the Administrator. An Eligible Employee who does not execute such a Release or who revokes such a Release during the applicable revocation period will receive only (i) one week of Base Pay for Non-Officers and two weeks of Base Pay for Officers as described in the Severance Schedule, (ii) access to the Employer’s Family Assistance and LifeCare® Programs for a period of ninety (90) days following such Eligible Employee’s Termination date and basic outplacement assistance, and (iii) the opportunity to work with a recruiting consultant to perform an internal search for a new position during the Notification Period, and will not be eligible for any other Severance Benefits under the Plan regardless of the reason for Termination.

4.5	Right of Offset. By accepting Severance Benefits under the Plan, an Eligible Employee agrees that the Administrator, in its sole discretion, may withhold from any amounts payable under the Plan any amounts owed to the Employer by the Eligible Employee.

4.6	Reduction for Other Severance Payments. The amount of Severance Benefits to which an Eligible Employee is otherwise entitled under the Plan upon a Termination Based on Employer Action shall be reduced by the amount, if any, of any other severance payments payable by reason of such Termination to the Eligible Employee by an Employer under any other plan, program or individual contractual arrangement.

4.7	Death of Eligible Employee. If an Eligible Employee dies after his or her date of Termination Based on Employer Action under this Plan and prior to the receipt of all Severance Benefits to which he or she is entitled under the Plan, any such remaining Severance Benefits shall be paid on his or her behalf in the form of a single, lump sum cash payment to the Eligible Employee’s estate or to the court presiding over the deceased Eligible Employee’s estate, if in the opinion of the Administrator, the administration of the estate is in dispute.

If an Eligible Employee dies, after the beginning of his or her Notification Period but before his or her date of Termination Based on Employer Action, no Severance Benefits or other payments of any kind will be made to him or her or on his or her behalf under this Plan at any time. Instead, such pay and/or benefits as are provided upon the death of any other active Employee shall be payable with respect to such deceased Eligible Employee.

4.8	Reemployed Eligible Employees. If an Eligible Employee has a Termination of employment and he or she is later reemployed by an Employer, his or her prior service with the Employer will be treated as follows for Plan purposes if his or her employment is terminated under the Plan following such reemployment: (i) If such Eligible Employee is reemployed within a year of the prior Termination date, the period of absence and such Eligible Employee’s prior service as of the prior Termination date will be considered continuous service for purposes of determining eligibility for and the amount of Plan benefits under the Plan.

(ii) If such Eligible Employee is reemployed more than one year after the prior Termination date, neither such Eligible Employee’s prior service nor the period of absence will be considered as service for any purpose under the Plan. Instead, such former Eligible Employee’s date of reemployment with an Employer will determine such Employee’s subsequent eligibility for and amount of Plan benefits under the Plan, if any.

4.9	Severance Benefits Limit. Anything in the Plan to the contrary notwithstanding, effective as of January 1, 2005, Severance Benefits payments and any COBRA Subsidy (described in the Severance Schedule) payable under the Plan shall not exceed two times the lesser of: (i) the Eligible Employee’s annualized Base Pay for the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year in which the Eligible Employee’s Termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Eligible Employee had not experienced a Termination of employment); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Eligible Employee has a Termination of employment. . Anything in the Plan to the contrary notwithstanding, effective as of January 1, 2005, Severance Benefits payments and any COBRA Subsidy must be paid no later than the last day of the Eligible Employee’s second taxable year following the Eligible Employee’s taxable year in which the Eligible Employee’s Termination of employment occurs,

ARTICLE V

Plan Administration

5.1	Operation and Administration of Plan by the Administrator. The Administrator shall have the complete authority to control and manage the operation and administration of the Plan. The Administrator (including the Committee with respect to appeals of adverse benefit determinations or denied claims under Section 5.6 and with respect to other responsibilities or duties delegated to the Committee under the Plan and/or by action of the Corporation, the Company, an Employer or the Administrator) has full and exclusive discretionary authority to:

a.	construe and interpret the provisions of the Plan;

b.	adopt any rules, procedures and forms necessary for the operation and administration of the Plan;

c.	determine all questions relating to the eligibility, benefits and other rights of Employees under the Plan;

d.	keep all records necessary for the operation and administration of the Plan;

e.	designate or employ agents (who may also be Employees of an Employer) and delegate to such agents the exercise of one or specific powers of the Administrator;

f.	delegate any or all of its authority under the Plan to any individual, organization or committee either within an Employer or an unrelated third party; and

g.	retain any legal, accounting or other expert advisers (who may also be advisers to an Employer) in connection with the Administrator’s operation and administration of the Plan.

5.2	Reliance on Documents, Instruments, etc. The Administrator may rely on any certificate, statement or other representation made on behalf of an Employer or any Employee which it in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or an Employer in connection with the operation and administration of the Plan.

5.3	Administrative Expenses. All expenses of operating and administering the Plan, including, but not limited to, fees of any agents and experts retained by the Administrator under Sections 5.1 and 5.2, will be paid by the Employers.

5.4	Bond, Compensation, Indemnification of Administrator. No bond or other security will be required of the Administrator except as provided by law. No compensation will be paid to any person for performing his or her duties as Administrator. If the Administrator is not an Employer, the Administrator will be indemnified by the Corporation for any liabilities (including legal expenses) arising from any act or failure to act which is done in good faith in accordance with the Plan’s provisions.

5.5	Claims. Any person (a “claimant”) may make a claim for benefits under the Plan by filing a written request for benefits with the Administrator. If the claim is wholly or partially denied, the Administrator will cause the claimant to receive written or electronic notice of the adverse benefit determination within ninety (90) days after receipt of the claim. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain (1) the specific reason or reasons for the adverse benefit determination, (2) a specific reference to the pertinent Plan provisions upon which the adverse determination is based, (3) a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and (4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination. If the Administrator determines that an extension of time is necessary for processing the claim, the Administrator shall notify the claimant in writing or electronically of such extension, the special circumstances requiring the extension and the date by which the Administrator expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If notice of the denial of a claim is not furnished within ninety (90) days after the Administrator receives it (or within one hundred and eighty (180) days after such receipt if the Administrator determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in Section 5.6.

5.6

Appeals. Within sixty (60) days after the claimant receives the written or electronic notice of an adverse benefit determination, or the date the claim is deemed denied pursuant to Section 5.5, the claimant may file a written request with the Committee that it conduct a full and fair review of the adverse benefit determination. In connection with the claimant’s appeal of the adverse benefit determination, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the appeal no later than the date of the Committee meeting which immediately follows the Committee’s receipt of the claimant’s request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting. In such case, a decision will be made no later than the date of the second meeting following the Committee’s receipt of the claimant’s request for review. The Committee may extend this review until no later than its third meeting following the claimant’s request for review if special circumstances apply and the Committee notifies the claimant of such extension. The Committee shall notify the claimant in writing or electronically of any such extension, the special circumstances requiring the extension, and the date by which the Committee expects to render the determination on review. The Committee shall notify the claimant of its decision in writing or electronically within a reasonable time (but not later than five (5) business days) after the Committee meeting at which the claimant’s request for review is considered. In the case of an adverse determination, such notice shall (1) include specific reasons for the adverse determination, (2) be written in a manner calculated to be understood by the claimant, (3) contain specific references to the pertinent Plan provisions upon which the benefit determination is based, (4) contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (5) contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

The Committee has full discretion and authority to construe and interpret all provisions of the Plan. The claimant may not bring a legal action in any court under the Plan until the claim and appeal rights described in this Section have been exercised and exhausted, and the eligibility or benefits requested in the appeal have been denied, in whole or in part.

5.7	Rules Governing Claim and Appeal Procedures. The Administrator or the Committee may adopt additional rules for implementing the claim and appeal procedures under the Plan, so long as they are consistent with Department of Labor Regulation §2560.503-1 or any applicable successor to such regulation.

5.8	Terms Include Authorized Delegates. Where appropriate, the term “Company”, “Corporation”, “Committee”, “Employer” or “Administrator” as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company, the Corporation, the Committee, the Employer or the Administrator, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company, the Corporation, the Committee, the Employer or the Administrator, or may be an unrelated third party individual or organization.

ARTICLE VI

General Provisions

6.1	Amendment and Termination. The Corporation may at any time and without prior notice amend or terminate the Plan, provided, that in no event shall any such amendment or termination in any manner affect the entitlement to Severance Benefits of an Eligible Employee who became eligible for such Severance Benefits prior to the date of such amendment or termination.

(a)	Any termination shall be made by action of the Compensation and Benefits Committee of the Board of Directors of the Corporation (the “Board”) (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any amendment shall be made in accordance with the following:

(i)	material amendments to the Plan (including any extraordinary amendment related to an acquisition or divestiture by the Company or the Corporation) shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(A) non-material or administrative amendments to the Plan (including any amendment pursuant to guidelines established by the Compensation and Benefits Committee of the Board related to an acquisition or divestiture by the Company or the Corporation) or (B) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either the Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or either of their duly authorized designees).

6.2	Governing Law. To the extent not preempted by ERISA or any other federal law, the Plan shall be governed by and construed in accordance with the laws of Illinois, excluding conflicts of laws provisions.

6.3	Nonassignability. Severance Benefits under the Plan may not be assigned or alienated by any Employee.

6.4	Electronic or Telephonic Notices. Any election, notice, direction or other such action required or permitted to be made in writing under the Plan may also be made electronically, telephonically or otherwise, to the extent then permitted by applicable law and the administrative rules prescribed by the Committee.

6.5	Gender and Number. Unless the context clearly indicates otherwise, words in any gender will include any other gender, words in the singular will include the plural and words in the plural will include the singular.

6.6	Severance Benefits Not Compensation. The period for which Severance Benefits are paid and the Severance Benefits provided under the Plan shall not constitute employment, compensation or salary for purposes of determining eligibility, entitlement to benefits or the amount of benefits under any other employee benefit plan of an Employer.

6.7	Severability. Any provision in the Plan that may be unenforceable will be deemed severed from the remainder hereof, with such remaining provisions being given full force and effect.

6.8	Exemption from Code Section 409A. The Plan and all Severance Benefits provided under the Plan are intended to be exempt from the requirements of Code Section 409A, and the Plan shall be construed and administered so as to cause such Severance Benefits to be exempt from such Code section.

6.9	Effective Date: This amendment and restatement of the Plan is generally effective January 1, 2008 (with such other effective dates as are noted herein). The original effective date of the Plan was March 1, 2002.

IN WITNESS WHEREOF, the Corporation has caused this amendment and restatement of the Northern Trust Corporation Severance Plan to be executed on its behalf by its duly authorized officer this 12th day of December, 2007, effective January 1, 2008 (or as of such other dates as are noted herein).

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head

REVISED EFFECTIVE 1/1/08

(With other effective dates as provided)

Severance Schedule for Termination By Employer Action*

SEVERANCE BENEFITS PAYMENTS**

Official Status	Years of Service
	Less than 3 Years	Greater than or equal to 3 Years but less than 25 Years	Greater than or equal to 25 Years

Officer*	4 weeks of Base Pay	2 weeks of Base Pay per completed Year of Service	52 weeks of Base Pay
Non-Officer*	2 weeks of Base Pay	1 week of Base Pay per completed Year of Service	26 weeks of Base Pay

**	Minimum Severance Benefits Pay is 2 weeks of Base Pay and Maximum Severance Benefits Pay is 52 weeks of Base Pay, subject to Section 4.9. Severance Benefits Payments and any COBRA Subsidy, described below, will be paid as a lump sum

WELFARE BENEFITS

COBRA Continuation Coverage: An Eligible Employee and eligible dependents have the right to continue medical, dental and vision coverage in accordance with the time periods set forth under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Medical, dental and vision coverage will automatically cease on the last day of the month in which an Eligible Employee’s Termination of employment occurs unless an Eligible Employee elects such continuation coverage under the provisions of COBRA. The costs of such coverage shall be payable by the Eligible Employee for the duration of the COBRA coverage, to be paid monthly by personal check, as the premiums become due.

COBRA Subsidy*: The Employer shall provide a COBRA subsidy payment to assist the Eligible Employee in paying the costs of coverage under applicable employee welfare benefit plans (medical and dental). Subject to Section 4.9, the amount of the COBRA subsidy payment shall, equal the difference between an Eligible Employee’s active employee medical and/or dental premium(s) as of the first day of the Notification Period (described in Section 4.2) and the rate under COBRA on such date, including the 2% administrative fee, multiplied by the number of weeks to which an Eligible Employee is eligible for Severance Benefits Payments as described above. The COBRA subsidy payment shall be made in the form of a lump sum.

Outplacement Assistance*: Varied levels of outplacement assistance will be offered through a firm selected by the Employer. Outplacement assistance will be available on the first day of an Eligible Employee’s Notification Period. The level and duration of outplacement assistance will be determined by an Eligible Employee’s official status in accordance with the Employer’s policies and practices. In order to use outplacement assistance, an Eligible Employee must begin outplacement assistance no later than 30 days after Termination of employment. Anything in the Plan to the contrary notwithstanding, effective as of January 1, 2005, outplacement assistance will not be available to an Eligible Employee after the last day of the Eligible Employee’s second taxable year following the Eligible Employee’s taxable year in which the Eligible Employee’s Termination of employment occurs.

Non-contributory Life Insurance, Business Travel, Workers Compensation	Coverage ends upon Termination.

Contributory Life Insurance, Dependent Life Insurance, 24-Hour Accident Insurance	Coverage ends on the last day of the month for which a premium contribution from an Eligible Employee’s salary was made.

Health Care Account, Day Care Account	Eligible Employees may submit claims for expenses incurred prior to Termination date in accordance with applicable plan terms and administrative requirements. Claims must be submitted prior to end of first quarter of the year following Termination. Health Care Account may be extended on after-tax basis through a valid COBRA election.

Educational Assistance*	Existing tuition reimbursement repayment obligations will be waived. At the Eligible Employee’s Termination of employment, if enrolled and attending course(s), the Eligible Employee will be reimbursed in accordance with the Educational Assistance Program.

Short-Term Disability, Long-Term Disability	Coverage ends upon Termination, unless disabled on the date of Termination. If disabled on the date of Termination, coverage will generally continue until the individual is determined to be medically able to return to work, in accordance with applicable disability plan terms. See also Plan Section 3.3 (ii) and (iii).

Family Assistance and LifeCare® Programs	Eligible Employees will have access to these programs for 90 days following Termination.

ENHANCED RETIREMENT AND OTHER BENEFITS

Pension Plan and TIP*	Enhanced retirement eligibility, vesting and related benefits will be provided in accordance with the applicable retirement plans.

Stock Options, Stock Units and other Stock Awards*	Enhanced vesting and other benefits may be provided in accordance with the applicable stock plan and the Eligible Employee’s stock option, stock unit or other stock award agreements.

*

NOTE: Eligibility for receipt of all benefits is conditioned on execution (and non-revocation) of a settlement agreement, waiver and release (“Release”) in accordance with Section 4.4., provided that an Eligible Employee who does not execute (or who revokes within the revocation period) such a Release shall be entitled to (i) severance benefits, payable in the form of a lump sum, in the amount of one (1) week of Base Pay for non-officers and two (2)weeks of Base Pay for officers, (ii) access to (A) the Employer’s Family Assistance and LifeCare® Programs for 90 days following Termination and (B) basic outplacement assistance and (iii) the opportunity to work with a recruiting consultant to perform an internal search for a new position during the Notification Period, subject to Section 4.9.

SUPPLEMENT #1

Special Rules for Certain Eligible Employees Participating in Job Change Program

This Supplement #1 to the Northern Trust Corporation Severance Plan, as amended and restated effective January 1, 2008, (the “Plan”) is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with this Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #1.

1.	Effective Date. February 10, 2006.

2.	Application. This Supplement #1 shall apply to any Eligible Employee who:

(a)	becomes an Eligible Employee on or after the Effective Date of this Supplement #1 as a direct result of the Corporation’s Global Operating Model-India, as determined by an Employer in the Employer’s sole discretion; and

(b)	during the Notification Period described in Section 4.2, but prior to Termination of employment, begins employment in another position with an Employer as a result of the Eligible Employee’s participation in the Corporation’s Job Change Program (a “Job Match Position”)

(Individually, a “Job Change Eligible Employee” and collectively, the “Job Change Eligible Employees”).

3.	Special Provision. The following special provision shall apply to the Job Change Eligible Employees:

If during the 60-day job match assessment period (as described in the Job Change Program), it is determined that a job match did not occur for a Job Change Eligible Employee with respect to the Job Match Position, such Job Change Eligible Employee’s employment will be terminated (subject to Paragraph 4 of this Supplement #1) on the later of:

(a)	the last day of the Job Change Eligible Employee’s Notification Period described in Section 4.2, or

(b)	the date during the 60-day job match assessment period as of which it is determined, by an Employer or such Eligible Employee, that a job match has not occurred, with respect to the Job Match Position; provided, however, that in the event of a conflict between such Eligible Employee and an Employer with respect to whether a job match has or has not occurred, the determination by the Employer, in the Employer’s sole discretion, shall control for all purposes under the Plan and this Supplement #1.

Upon such Termination of employment, such Job Change Eligible Employee will be entitled to Severance Benefits, subject to Section 4.4 and any other applicable provisions of the Plan (including but not limited to Section 2.13).

4.	Effect of Job Match or Other Employment Offer. Anything in the Plan or this Supplement #1 to the contrary notwithstanding, if, prior to an Eligible Employee’s Termination of employment:

(a)	as a result of such Eligible Employee’s employment in a Job Match Position, it is determined by an Employer, in the Employer’s sole discretion, that a job match has occurred for such Eligible Employee, or

(b)	under any other circumstance, the Eligible Employee is offered a comparable position with an Employer or a position with a purchaser, transferee or outsourcing non-Employer or affiliate pursuant to Section 2.13, then a Termination Based on Employer Action shall not be considered to have occurred, and such Eligible Employee shall not be entitled to any Severance Benefits under the Plan.

5.	Limitations on Supplement. Nothing in this Supplement #1 shall be construed to provide any Job Change Eligible Employee with any rights or benefits under the Plan other than those described in Paragraph 3 above.